Exhibit 99.3

PART II

ITEM 8.	CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

RESTORATION HARDWARE, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	February 3, 2007	January 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,461	$1,990
Accounts receivable	7,164	5,884
Merchandise inventories	192,805	158,647
Prepaid expense and other current assets	18,984	9,590

Total current assets	220,414	176,111
Property and equipment, net	87,961	92,360
Goodwill	4,560	4,560
Deferred tax assets, net	1,911	—
Other assets	1,521	1,237

Total assets	$316,367	$274,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$79,340	$62,818
Deferred revenue and customer deposits	9,556	8,304
Deferred tax liabilities, net	1,357	—
Other current liabilities	20,335	17,506

Total current liabilities	110,588	88,628
Long-term debt, net of issuance costs	68,384	58,126
Deferred lease incentives	23,515	27,465
Deferred rent	19,998	19,866
Other long-term obligations	1,774	51

Total liabilities	224,259	194,136

Commitments and contingencies (Note 10)
Stockholders equity:
Common stock, $.0001 par value, 60,000,000 shares authorized, 38,740,288 and 37,762,629 shares issued and outstanding at February 3, 2007 and January 28, 2006, respectively	4	4
Additional paid-in capital	178,176	169,187
Accumulated other comprehensive income	745	1,010
Accumulated deficit	(86,817)	(90,069)

Total stockholders’ equity	92,108	80,132

Total liabilities and stockholders’ equity	$316,367	$274,268

The accompanying notes are an integral part of these Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Fiscal Year Ended
	February 3, 2007	January 28, 2006	January 29, 2005
Net revenues	$712,810	$581,657	$525,823
Cost of revenue and occupancy	463,105	384,244	359,808

Gross profit	249,705	197,413	166,015
Selling, general and administrative expense	239,077	196,469	161,939

Income from operations	10,628	944	4,076
Interest expense, net	(7,233)	(4,050)	(2,472)

Income (loss) before income taxes	3,395	(3,106)	1,604
Income tax (expense) benefit	(143)	(26,201)	100

Net income (loss)	$3,252	$(29,307)	$1,704

Basic net income (loss) per share	$0.09	$(0.83)	$0.05

Diluted net income (loss) per share	$0.08	$(0.83)	$0.04

Shares used in computing basic net income (loss) per share	38,184	35,441	32,940
Shares used in computed diluted net income (loss) per share	39,221	35,441	38,183

The accompanying notes are an integral part of these Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)

	Redeemable Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Unearned Comprehensive	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity	Total Comprehensive (Loss) Income
BALANCE AT FEBRUARY 31, 2004	8,683	$8,541	32,768,065	$3	$158,174	$(234)	$1,055	$(62,466)	$96,532
Issuance of common stock	—	—	210,606	—	704	—	—	—	704
Tax benefit on exercise of stock options	—	—	—	—	145	—	—	—	145
Conversion of preferred stock to common stock	(210)	(210)	105,552	—	210	—	—	—	210
Stock compensation	—	—	—	—	—	—	—	—	—
Amortization of unearned stock compensation	—	—	—	—	—	234	—	—	234
Comprehensive income:
Net income	—	—	—	—	—	—	—	1,704	1,704	$1,704
Other comprehensive income, net of tax:
Foreign currency translation adjustment	—	—	—	—	—	—	(243)	—	(243)	(243)

Comprehensive income										1,461

BALANCE AT JANUARY 29, 2005	8,473	8,331	33,084,223	3	159,233	—	812	(60,762)	99,286
Issuance of common stock	—	—	418,262	—	1,623	—	—	—	1,623
Tax benefit on exercise of stock options	—	—	—	—	—	—	—	—	—
Conversion of preferred stock to common stock	(8,473)	(8,331)	4,260,144	1	8,331	—	—	—	8,332
Amortization of unearned stock compensation	—	—	—	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(29,307)	(29,307)	(29,307)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	—	—	—	—	—	—	198	—	198	198

Comprehensive loss										(29,109)

BALANCE AT JANUARY 28, 2006	—	—	37,762,629	4	$169,187	—	1,010	(90,069)	80,132
Issuance of common stock	—	—	977,659	—	4,894	—	—	—	4,894
Tax benefit on exercise of stock options	—	—	—	—	74	—	—	—	74
Share-based compensation	—	—	—	—	4,021	—	—	—	4,021
Comprehensive income:
Net income	—	—	—	—	—	—	—	3,252	3,252	3,252
Other comprehensive income, net of tax:
Foreign currency translation adjustment	—	—	—	—	—	—	(265)	—	(265)	(265)

Comprehensive income										$2,987

BALANCE AT FEBRUARY 3, 2007	—	—	38,740,288	$4	$178,176	—	$745	$(86,817)	$92,108

The accompanying notes are an integral part of these Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Fiscal Year Ended
	February 3, 2007	January 28, 2006	January 29, 2005
Cash flows from operating activities:
Net income (loss)	$3,252	$(29,307)	$1,704
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	21,696	19,603	15,946
Impairment of property and equipment	—	294	—
Stock-based compensation expense	4,095	—	—
Excess benefits from stock based compensation	(74)	—	—
Net loss on disposal of property and equipment	878	—	—
Deferred income taxes	(554)	25,864	(2,442)
Changes in operating assets and liabilities:
Accounts receivable	(1,280)	1,799	(1,200)
Merchandise inventories	(34,158)	(14,462)	(41,259)
Prepaid expense, other current assets and other assets	(9,678)	3,092	(2,198)
Accounts payable and accrued expenses	15,315	(1,401)	18,628
Deferred revenue and customer deposits	1,252	174	899
Other current liabilities	2,764	2,838	3,655
Deferred rent	132	(455)	97
Deferred lease incentives and other long-term obligations	(3,950)	(3,638)	(3,634)

Net cash provided (used) by operating activities	(310)	4,401	(9,804)

Cash flows from investing activities:
Capital expenditures	(15,152)	(29,695)	(13,380)
Proceeds from sale of assets	464	—	—

Net cash used by investing activities	(14,688)	(29,695)	(13,380)

Cash flows from financing activities:
Borrowings under line of credit, net	10,188	24,475	23,202
Debt issuance costs	(175)	(575)	(161)
Excess benefits from stock based compensation	74	—	—
Payment on capital leases and other long-term obligations	(333)	(125)	(209)
Issuance of common stock	4,894	1,623	704

Net cash provided by financing activities	14,648	25,398	23,536

Effects of foreign currency exchange rate translation	(179)	(18)	(451)

Net (decrease) increase in cash and cash equivalents	(529)	86	(99)
Cash and cash equivalents:
Beginning of period	1,990	1,904	2,003

End of period	$1,461	$1,990	$1,904

Additional cash flow information:
Cash paid during the year for interest	$7,096	$3,353	$1,880
Cash paid during the year for taxes	1,470	1,138	598
Non-cash transactions:
Property and equipment acquired under capital leases	2,733	54	—
Conversion of preferred stock to common stock	—	8,332	210

The accompanying notes are an integral part of these Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Restoration Hardware, Inc., a Delaware corporation (together with its subsidiaries collectively, the “Company”), is a specialty retailer of furniture, bathware, hardware, lighting, textiles, accessories and related merchandise. Through the Company’s subsidiary, The Michaels Furniture Company, Inc. (“Michaels”), the Company manufactures a line of high quality furniture for the home. These products are sold through retail locations, catalogs and the Internet. At February 3, 2007, the Company operated a total of 103 retail stores and eight outlets stores in 30 states, the District of Columbia and in Canada.

Basis of Presentation and Fiscal Years

The consolidated financial statements include the accounts of the Company. All inter-company balances and transactions are eliminated in consolidation. The Company operates on a 52—53 week fiscal year ending on the Saturday closest to January 31. The fiscal year ended February 3, 2007 (“fiscal 2006”) consisted of 53 weeks. The fiscal years ended January 28, 2006 (“fiscal 2005”) and January 29, 2005 (“fiscal 2004”) consisted of 52 weeks.

Use of Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company’s significant accounting estimates include determination of the fair value of stock awards to employees and directors (See “Stock-Based Compensation” within this Note 1 and Note 7, “Stock Option Plans,” for further discussion), deferred revenues, reserves for sales returns, reserves and write-downs on inventory, the impairment of long-lived assets, gift certificates and merchandise credit liabilities, capitalized freight and indirect inventory costs, prepaid catalog amortization, the adequacy of self insurance reserves and realization of net deferred tax assets, including the valuation allowances on these tax assets. Actual results for these and other estimates could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable consist primarily of receivables from the Company’s credit card processors for sales transactions and tenant improvement allowances from the Company’s landlords in connection with new leases. The Company has an immaterial allowance for doubtful accounts for these receivables, as its bad debt experience has been insignificant.

Merchandise Inventories

The Company’s retail inventories are carried at the lower of cost or market with cost determined on a weighted average cost method. Manufacturing inventories are carried at the lower of cost or market with cost determined at standard costs, approximating average costs. Costs include certain buying and distribution costs, including payroll and other costs related to the purchase of inventory. The Company writes down inventories whenever markdowns reduce the selling price below cost. Additionally, it provides for reserves on inventory based upon estimated shrinkage losses. The Company also writes down its slow-moving and discontinued inventory to its estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, or if liquidation of the inventory is more difficult than anticipated, additional inventory write-downs may be required. The Company’s inventory reserve balance was $2.7 million at February 3, 2007 and January 28, 2006.

Prepaid Catalog and Advertising Expenses

Prepaid catalog expenses consist of the cost to prepare, print and distribute catalogs. Such costs are amortized over the expected period in which revenue is generated from each catalog based on historical experience, which is approximately five months. At February 3, 2007 and January 28, 2006, the Company had $11.4 million and $6.9 million, respectively, of prepaid catalog costs that are included in prepaid expense and other current assets on the accompanying consolidated balance sheets.

Advertising costs primarily represent the costs associated with the Company’s catalog mailings, as well as print and web site marketing. For the fiscal 2006, fiscal 2005, and fiscal 2004, advertising costs were approximately $72.8 million, $52.2 million and $40.2 million, respectively.

Property and Equipment, net

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life of the asset, typically ranging from three to ten years for all property and equipment except for leasehold improvements and lease acquisition costs. The cost of leasehold improvements and lease acquisitions is amortized over the lesser of the useful life of the asset or the applicable lease term.

Assets acquired under non-cancelable leases, which meet the criteria of capital leases, are capitalized in property and equipment and amortized over the lesser of the useful life of the related assets or the applicable lease term.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired from the purchase of Michaels. The Company reviews goodwill for impairment annually, or more frequently if events or changes in circumstances warrant. If the carrying values of such assets were to exceed their estimated fair values, the Company would record an impairment loss to write the assets down to their estimated fair values. There was no impairment charge recorded against goodwill in fiscal 2006, fiscal 2005 or fiscal 2004. The Company’s goodwill balance at February 3, 2007 and January 28, 2006 was $4.6 million.

Impairment of Long-Lived Assets

The Company reviews long-lived tangible assets for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. Using the Company’s best estimates, based on reasonable assumptions and projections, the Company records an impairment loss to write the assets down to their estimated fair values if the carrying values of such assets exceed their related discounted expected future cash flows.

The Company generally evaluates long-lived tangible assets at an individual store level, which is the lowest level at which independent cash flows can be identified. The Company evaluates corporate assets or other long-lived assets that are not store-specific at a consolidated entity or reporting unit level, as appropriate.

Since there is typically no active market for the Company’s long-lived tangible assets, the Company estimates fair values based on the expected future cash flows. The Company estimates future cash flows based on store-level historical results, current trends and operating and cash flow projections. The Company’s estimates are subject to substantial uncertainty and may be affected by a number of factors outside its control, including general economic conditions, the competitive environment and regulatory changes. If actual results differ from the Company’s estimates of future cash flows, it may record significant additional impairment charges in the future.

No impairment charge was recorded in fiscal 2006 and fiscal 2004. For fiscal 2005, the Company recorded a $0.3 million impairment charge on the long-lived assets of two underperforming stores. The impairment charge was equal to the difference between the carrying value of the long-lived assets and the present value of estimated future cash flows for the stores.

Operating Leases

The Company leases retail stores, distribution facilities and office space under operating leases. Most lease agreements contain tenant improvement allowances, rent holidays, lease premiums, rent escalation clauses and/or contingent rent provisions. For purposes of recognizing incentives, premiums and minimum rental expenses on a straight-line basis over the terms of the leases, the Company uses the date of initial possession to begin amortization, which is generally when the Company enters the space and begins to make improvements in preparation of intended use. For tenant improvement allowances and rent holidays, the Company records a deferred rent liability and reports it as a long-term liability on the consolidated balance sheets and amortizes the deferred rent over the terms of the leases as adjustments to rent expense.

For scheduled rent changes during the lease terms or for rental payments commencing at a date other than the date of initial occupancy (rent holidays), the Company records minimum rental expenses on a straight-line basis over the terms of the leases.

Certain leases provide for contingent rents, which are determined as a percentage of gross sales in excess of specified levels. The Company records a contingent rent liability in “other current liabilities” and the corresponding rent expense when specified levels have been achieved or when management determines that achieving the specified levels during the fiscal year is probable.

Store Closure Reserves

The Company recognizes a liability for costs associated with closing a store when the liability is incurred. The Company records the present value of expected future lease costs and other closure costs when the store is closed. The Company records severance and other employee-related costs in the period in which it communicates the closure and related severance packages to the affected employees. Costs incurred in connection with closure of two underperforming stores were fully recognized during fiscal 2004 and no amounts remained accrued as of February 3, 2007 and January 28, 2006, respectively.

While the Company does not currently have any reserves established for store closures, it periodically makes judgments about which stores it should close and which stores it should continue to operate. All stores are subject to regular monitoring of their financial performance and cash flows, and many stores are subject to “kick out clauses” which allow the Company to terminate the store lease without further obligation if certain contractually specified sales levels are not achieved.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses represent amounts owed to third parties. Accounts payable and accrued expenses included negative cash balances due to outstanding checks of approximately $12.0 million and $7.6 million at February 3, 2007 and January 28, 2006, respectively.

Gift Certificates and Merchandise Credits

The Company sells gift certificates and issues merchandise credits to its customers in its retail stores and through its direct channels. Revenue associated with gift certificates and merchandise credits is deferred until either: (i) redemption of the gift certificate and merchandise credits; or (ii) when the likelihood of redemption is remote and there exists no legal obligation to remit the value of unredeemed gift certificates or merchandise credits to the relevant jurisdictions. The unredeemed gift certificate and merchandise credit balance was $15.3 million at February 3, 2007 and $13.7 at January 28, 2006, which are included in other current liabilities in the consolidated balance sheets.

Self Insurance

The Company obtains insurance coverage for significant exposures as well as those risks that, by law, must be insured. It is generally the Company’s policy to retain a significant portion of certain losses related to workers’ compensation, general liability, property losses, business interruption and employee health care. The Company records provisions for these items based on an actuary report, claims experience, regulatory changes, an estimate of claims incurred but not yet reported and other relevant factors. The projections involved in this process are subject to substantial uncertainty because of several unpredictable factors, including actual future claims experience, regulatory changes, litigation trends and changes in inflation.

At February 3, 2007 and January 28, 2006, the Company had accrual balances for these liabilities of approximately $4.4 million and $4.6 million, respectively, which are included in accounts payable and accrued expenses in the consolidated balance sheets.

Revenue Recognition

Revenue: The Company recognizes revenues and the related cost of goods sold when the merchandise is received by its customers. Revenue from retail sales (excluding home-delivered merchandise) is recognized at the point of sale in the store and from direct-to-customer and home-delivered sales is recognized when the merchandise is delivered to the customer. The Company records the sale as revenue in the channel where the transaction originated. Sales tax collected is not recognized as revenue and is included on the consolidated balance sheets in accounts payable and accrued expenses.

Shipping and handling: The Company records shipping and handling fees as revenue when the merchandise is delivered to the customer in the revenue channel where the sales transaction originated. Costs of shipping and handling are included in cost of revenue and occupancy.

Returns: The Company provides an allowance for sales returns based on historical return rates. At February 3, 2007 and January 28, 2006, the allowance for sales returns was approximately $2.1 million and $1.8 million, respectively.

Cost of Revenue and Occupancy

Cost of revenue and occupancy expense includes the invoice cost of products sold, inbound freight and related importation costs, inventory shrinkage and valuation costs, merchandise procurement and receiving costs, store occupancy costs, product distribution network costs, including occupancy and payroll, and costs of delivery to customers.

Selling, General and Administrative Expense

Selling, general and administrative expense includes employment costs related to store and corporate associates, catalog production and mailing costs, other marketing costs, credit card fees, occupancy costs for corporate associates, professional fees and other store and corporate administrative costs including costs of insurance.

Store Pre-Opening Activities

All store pre-opening costs are expensed as incurred.

Income Taxes

SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”), requires income taxes to be accounted for under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally takes into account all expected future events then known to it, other than changes in the tax law or rates, which are not permitted to be considered. Accordingly, the Company may record a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized. The amount of valuation allowance would be based upon management’s best estimate of the recoverability of the Company’s net deferred tax assets. Future taxable income and ongoing prudent and feasible tax planning are considered in determining the amount of the valuation allowance, and the amount of the allowance is subject to adjustment in the future. Specifically, in the event the Company was to determine that it would not be able to realize its net deferred tax assets in the future, an adjustment to the net deferred tax assets valuation allowance would decrease income in the period such determination was made.

Estimated Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and borrowings under the revolving line of credit approximate their estimated fair values. Estimated fair values have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

Net Income (Loss) Per Share of Common Stock

Basic net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of common shares of common stock outstanding for the period. Diluted net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially dilutive shares of common stock equivalents outstanding during the period. Diluted net income (loss) per share of common stock reflects the potential dilution that could occur if options or warrants to issue shares of common stock were exercised, or shares of preferred stock were converted into shares of common stock. The following table details potentially dilutive shares of common stock equivalents that have been excluded from fiscal 2005 diluted loss per share because their inclusion would be anti-dilutive but included in diluted earnings per share for fiscal 2006 and 2004:

	Fiscal Year
	2006	2005	2004
Convertible preferred stock and options:
Shares of common stock subject to outstanding options	1,036,911	876,218	940,332
Shares of common stock subject to conversion from the Series A preferred stock	—	2,130,072	4,302,029

Total shares of common stock equivalents	1,036,911	3,006,290	5,242,361

The above stock options represent only those stock options whose exercise prices were less than the average market price of the stock during the respective periods and therefore were dilutive. The number of shares of stock options excluded from the above amounts because their exercise prices exceeded the average market price of the stock during the respective periods was 3,284,670 in fiscal 2006, 4,052,768 in fiscal 2005 and 2,650,311 in fiscal 2004.

Total Comprehensive (Loss) Income

Total comprehensive (loss) income consists of net (loss) income and foreign currency translation adjustments. The components of total comprehensive (loss) income are presented in the consolidated statements of stockholders’ equity.

Foreign Currency Translation

Local currencies are generally considered the functional currencies outside the United States of America. The assets and liabilities of the Company and its subsidiaries, which are denominated in currencies other than the U.S. dollar, are translated to U.S. dollars at the rate of exchange in effect at the balance sheet date; income and expenses are translated at average rates of exchange prevailing during the year. The related translation adjustments are reflected in the accumulated other comprehensive income section of the consolidated statements of stockholders’ equity. Foreign currency gains and losses resulting from transactions denominated in foreign currencies are included in the consolidated statements of operations.

Stock-Based Compensation

Effective January 29, 2006, the Company adopted SFAS No. 123R revised “Share-Based Payment” (“SFAS 123R”), which establishes accounting for non-cash, stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and recognized over the requisite service period, which for the Company is generally the vesting period. The Company adopted SFAS 123R using the modified prospective method. Prior periods are not revised for comparative purposes under this method. For all unvested options outstanding as of January 28, 2006, compensation expense previously measured but unrecognized, will be recognized in the statement of operations over the remaining service period based on the fair value at the original grant date. For equity-based compensation granted subsequent to January 28, 2006, compensation expense, based on the fair value on the date of grant, is recognized in the consolidated statement of operations over the requisite service period.

Consistent with the valuation method previously reflected only in pro forma disclosure as permitted by the provisions of Accounting Principles Board Opinion No. 25, “ Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations, prior to January 29, 2006, the Company used the Black-Scholes-Merton (“Black-Scholes”) option pricing model to estimate the fair value of stock-based awards under SFAS 123R. The weighted-average grant date fair value of employee stock options granted was $4.12 during fiscal 2006, $2.98 during fiscal 2005 and $2.51 during fiscal 2004. The Company used the Black-Scholes option-pricing model to estimate the fair value of each stock option granted based on the following weighted-average assumptions:

	Fiscal Year
	2006	2005	2004
Dividend yield	—	—	—
Expected volatility	74%	52%	65%
Risk-free interest rate	4.93%	4.40%	3.47%
Expected life (years)	4.5	4.5	4.5

Expected option life: The Company’s expected option life from grant date represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and historical option exercise behavior and employee turnover.

Expected volatility of stock: The Company bases the expected volatility of its stock, used in the Black-Scholes valuation model, on daily changes in the Company’s historical common stock prices over a timeframe consistent with the expected life of the awards.

Risk free interest rate: The Company bases the risk-free interest rate on the U.S. Treasury yield curve rates in effect at the time of the grant using the term most consistent with the expected life of the award.

Expected dividend yield: Dividend yields are estimated at zero as the Company historically has not paid dividends on common stock and does not anticipate paying any dividends in the future.

Estimated forfeitures: Forfeitures are estimated at the time of grant based on the Company’s historical forfeiture experience. For periods prior to 2006, the Company recognized forfeitures as they occurred.

In accordance with SFAS 123R, the Company adjusts forfeiture estimates based on actual forfeiture experience for all awards with service conditions. The effect of forfeiture adjustments during fiscal 2006 was not significant.

For fiscal 2006, the Company recorded $3.4 million for pre-tax stock-based compensation under SFAS 123R, of which $2.5 million was recorded to selling, general and administrative expenses and $0.9 million was recorded to cost of revenue and occupancy.

During fiscal 2006, the Company completed a voluntary review of its historical stock option practices that was overseen by the Audit Committee of the Board of Directors with the assistance of outside legal counsel. The Company determined that it used incorrect measurement dates with respect to the accounting for certain previously granted stock options, primarily during the years 2002 through 2004 as a result of lapses in documentation and deficiencies in option plan administration controls. Accordingly, the Company recorded a pretax cumulative charge of $0.6 million in fiscal 2006, $0.3 million in selling, general and administrative expenses and $0.3 million in cost of revenue and occupancy, related to certain grants dating back to fiscal 2002 based upon the Company’s determination that such grants had intrinsic value on the applicable measurement dates of the option grants.

The Company is currently assessing the impact, if any, of negative tax consequences that might arise from certain affected employees as a result of this matter. The Company may decide to compensate those employees for any such negative tax consequences that have arisen. Any such compensation that the Company may elect to make to the employees for any negative tax effects would be recorded at the time that a decision is made as to this matter.

The following table illustrates the proforma effect on net income (loss) and net income (loss) per share if the Company had applied the fair value provisions of SFAS 123 to share-based compensation for the periods prior to the adoption of SFAS 123R. The share-based compensation amounts presented below have been adjusted to reflect the expected calculation of compensation expense for the periods presented. While the Company correctly disclosed its expected option life from grant date of 4.5 years, the Company erroneously calculated compensation expense in fiscal 2005 and fiscal 2004 based on a 7 year expected option life. The table presented below has been revised from the Company’s previous Form 10-K filing for fiscal 2005 and fiscal 2004.

	Fiscal Year
	2005	2004
	(Dollars in thousands, except per share amounts)
Net (loss) income, as reported	$(29,307)	$1,704
Add: stock-based employee compensation expense for options granted below fair market value included in reported net (loss) income (net of tax)	—	141
Deduct: compensation expense for all stock-based employee compensation (net of tax) calculated in accordance with the fair value method	(3,659)	(2,334)

Pro forma net loss	$(32,966)	$(489)

Net (loss) income per share of common stock:
Basic, as reported	$(0.83)	$0.05
Basic, pro forma	$(0.93)	$(0.01)
Diluted, as reported	$(0.83)	$0.04
Diluted, pro forma	$(0.93)	$(0.01)

In fiscal 2005, there was no assumed tax rate attributed to the stock-based employee compensation expense due to the provision of a full valuation allowance on the Company’s net deferred tax assets. In fiscal 2004, the assumed tax rate attributed to the stock-based employee compensation expense was 40%.

See Note 7, “Stock Option Plans,” for further discussion of the Company’s stock-based employee compensation plans.

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the consensuses reached by the Emerging Issues Task Force (“EITF”) in Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That is, Gross Versus Net Presentation). Issue No. 06-3 requires disclosure of an entity’s accounting policy regarding the presentation of taxes assessed by a governmental authority that are directly imposed on a revenue-

producing transaction between a seller and a customer including sales, use, value added and some excise taxes. The Company presents such taxes on a net basis (excluded from revenues and costs). The adoption of Issue No. 06-3, which is effective for interim and annual reporting periods beginning after December 15, 2006, will have no impact on the Company’s consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” an Interpretation of SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company expects to adopt the provisions of FIN 48 beginning from the first quarter of fiscal 2007. The Company is currently evaluating the effect of adopting FIN 48 on its consolidated financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), effective for fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Company does not believe the adoption of SFAS 157 will have a material impact on the Company’s operating results or financial position.

NOTE 2. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	February 3, 2007	January 28, 2006
	(Dollars in thousands)
Leasehold improvements	$157,223	$153,448
Furniture, fixtures and equipment	21,690	20,731
Machinery and equipment	10,874	12,528
Computer software	20,098	10,875
Equipment under capital leases(1)	2,856	548

Total	212,741	198,130
Less accumulated depreciation and amortization	(124,780)	(105,770)

Property and equipment, net	$87,961	$92,360

(1)	Accumulated amortization of $0.9 million and $0.3 million for fiscal 2006 and 2005, respectively, relates to equipment classified as capital leases.

NOTE 3. LEASES

The Company leases certain property consisting of retail and outlet stores, corporate offices, distribution centers and equipment. Leases expire at various dates through 2018. The retail stores, distribution centers and corporate office leases generally provide that the Company assumes the maintenance and all or a portion of the property tax obligations on the leased property. Most store leases also provide for minimum annual rentals, with provisions for additional rent based on a percentage of sales and for payment of certain expenses.

The aggregate future minimum rental payments under leases in effect at February 3, 2007 (including renewals and substitute leases entered into after year end) are as follows:

FISCAL YEAR	Capital Leases	Operating Leases	Total
	(Dollars in thousands)
2007	$937	$47,382	$48,319
2008	917	44,349	45,266
2009	569	38,390	38,959
2010	249	32,016	32,265
2011	23	26,141	26,164
Thereafter	—	57,710	57,710

Minimum lease commitments	2,695	$245,988	$248,683

Less amount representing interest	(296)

Present value of capital lease obligations	2,399
Less current portion	(789)

Long-term portion	$1,610

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Future payments for insurance, real estate taxes, and repair and maintenance to which the Company is obligated are excluded from minimum lease payments. Minimum and contingent rental expense under operating leases is as follows:

	Fiscal Year
	2006	2005	2004
	(Dollars in thousands)
Operating leases:
Minimum rental expense	$46,095	$42,262	$39,324
Contingent rental expense	715	783	777

Total	$46,810	$43,045	$40,101

NOTE 4. LONG-TERM DEBT, NET OF DEBT ISSUANCE

The Company has in place a $150.0 million revolving credit facility, the maturity date of which was extended from June 30, 2009 to June 30, 2011 under an amendment to facility that the Company entered into on June 19, 2006 (the “Amendment”). The availability of credit at any given time under the revolving credit facility is limited by reference to a borrowing base formula (which includes an adjustment to the advance rate against eligible inventory and eligible accounts receivables for incremental advances as described below) based upon numerous factors, including the value of eligible inventory and eligible accounts receivable, and reserves established by the agent of the revolving credit facility. The revolving credit facility also provides for incremental advances with availability determined from the application of a higher advance rate on eligible inventory and eligible accounts receivables constituting part of the borrowing base. In order to obtain these incremental advances, the Company is required to maintain a minimum fixed charge coverage ratio if the remaining availability for additional borrowing under the facility is less than 10% of the applicable borrowing base for the line of credit at the time. The incremental advances would be subject to higher interest rates. The revolving credit facility is secured by the Company’s assets, including accounts receivable, inventory, general intangibles, equipment, goods and fixtures.

As of February 3, 2007, $68.4 million was outstanding under the facility, net of unamortized debt issuance costs of $0.8 million, and there was $10.6 million in outstanding letters of credit. As a result of the Amendment, the balance of $68.4 million at February 3, 2007 is considered a long-term liability rather than a current liability and has been classified accordingly. Borrowings made under the revolving credit facility are subject to interest at either the bank’s reference rate or LIBOR plus a margin. As of February 3, 2007, the bank’s reference rate was 8.25% and the LIBOR plus margin rate was 7.07%. Borrowings that are incremental advances under the revolving credit facility are subject to interest at the bank’s reference rate plus a margin or LIBOR plus a higher margin. The availability of credit at any given time under the revolving credit facility is limited by reference to a borrowing base formula (which includes an adjustment to the advance rate against eligible inventory and eligible accounts receivables for incremental advances as described above) based upon numerous factors, including the value of eligible inventory and eligible accounts receivable, and reserves established by the agent of the revolving credit facility. As a result of the borrowing base formula, the actual borrowing availability under the facility could be less than the stated amount of the facility reduced by the actual borrowings and outstanding letters of credit. As of February 3, 2007, the Company’s borrowing availability under the facility of $38.2 million.

The revolving credit facility contains various restrictive covenants, including limitations on the ability to make liens, make investments, sell assets, incur additional debt, merge, consolidate or acquire other businesses, pay dividends and other distributions, and enter into transactions with affiliates. The revolving credit facility does not contain any other significant financial or coverage ratio covenants unless the Company takes advantage of the incremental advance provision and availability under the revolving credit facility is less than 10%. If the Company does receive an advance under the incremental advance provision and if the remaining availability for additional borrowing under the facility is less than 10% of the applicable borrowing base for the line of credit at the time, the Company is required to maintain a fixed charge coverage ratio. The revolving credit facility also does not require that the Company repay all borrowings for a prescribed “clean-up” period each year. The revolving credit facility does not require a daily sweep lockbox arrangement except upon the occurrence of an event of default under the facility or in the event the remaining availability for additional borrowings under the facility is less than a certain amount.

As of January 28, 2006, $58.1 million was outstanding under the line of credit, net of unamortized debt issuance costs of $0.9 million, and there was $11.8 million in outstanding letters of credit.

NOTE 5. INCOME TAXES

The Company accounts for income taxes using the asset and liability method under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company provides a deferred tax expense or benefit for differences between financial accounting and tax reporting. Deferred income taxes represent future net tax effects of temporary differences between the consolidated financial statements and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

	Fiscal Year
	2006	2005	2004
	(Dollars in thousands)
Current:
Federal	$(251)	$32	$1,816
State	168	40	108
Foreign	631	383	483

Total current tax expense	548	455	2,407

Deferred:
Federal	—	19,942	(3,011)
State	—	5,487	57
Foreign	(405)	317	447

Total deferred tax expense (benefit)	(405)	25,746	(2,507)

Total income tax expense (benefit)	$143	$26,201	$(100)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	February 3, 2007	January 28, 2006
	(Dollars in thousands)
Current deferred tax assets (liabilities):
Accrued expense	$3,818	$3,417
State tax benefit	(473)	(500)
Inventory	5,217	4,439
Deferred revenue	3,948	3,305
Prepaid expense and other	(5,427)	(3,578)
Deferred lease credits	(3,113)	—
Net operating loss carryforwards	2,733	—

Net current deferred tax assets	6,703	7,083

Long-term deferred tax assets (liabilities):
State tax benefit	(1,417)	(1,429)
Stock-based compensation	950	—
Deferred lease credits	(2,803)	(6,723)
Property and equipment	22,176	15,959
Net operating loss carryforwards	230	12,880
Other	716	99

Net long-term deferred tax assets	19,852	20,786

Total net deferred tax assets before valuation allowance	26,555	27,869
Valuation allowance	(26,001)	(27,869)

Total net deferred tax assets, net of valuation allowance	$554	$—

A reconciliation of the federal statutory tax rate to the Company’s effective tax rate is as follows:

	Fiscal Year
	2006	2005	2004
Provision at statutory tax rate	34.0%	(34.0)%	34.0%
State income taxes, net of federal tax impact	7.1	(2.8)	4.2
Foreign income	1.0	(1.2)	4.1
Net adjustments to tax accruals and other	(14.8)	1.2	138.6
Valuation allowance	(39.3)	880.3	(187.1)
Stock-based compensation	16.2	—	—

Total	4.2%	843.5%	(6.2)%

As of February 3, 2007, the Company had federal and state net operating loss carryovers of approximately $10 million and $14 million, respectively. Of these amounts, $3.5 million and $1.5 million represent federal and state tax deductions, respectively, from stock option compensation. The tax benefit from these deductions will be recorded as an adjustment to additional paid-in-capital in the year in which the benefit is realized. These net operating loss carryovers will expire between 2007 and 2026. Internal Revenue Code Section 382 and similar state rules place a limitation on the amount of taxable income which can be offset by net operating loss carryforwards after a change in ownership (generally greater than 50% change in ownership). Due to these provisions, utilization of the net operating loss carryforwards may be limited.

SFAS 109 requires income taxes to be accounted for under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally takes into account all expected future events then known to it, other than changes in the tax law or rates, which are not permitted to be considered. Accordingly, if needed the Company may record a valuation allowance to reduce net deferred tax assets to the amount that is more likely than not to be realized. The amount of valuation allowance would be based upon management’s best estimate of the recoverability of the net deferred tax assets. While future taxable income and ongoing prudent and feasible tax planning are considered in determining the amount of the valuation allowance, the necessity for an allowance is subject to adjustment in the future. Specifically, in the event the Company were to determine that it would not be able to realize the net deferred tax assets in the future in excess of their net recorded amounts, an adjustment to the net deferred tax assets would decrease income in the period such determination was made. This allowance does not alter the Company’s ability to utilize the underlying tax net operating loss and credit carryforwards in the future, the utilization of which is limited to achieving future taxable income. Accordingly, the Company recorded a full valuation allowance against the net deferred tax assets during fiscal 2005. In fiscal 2006, the Company reversed the $0.4 million valuation allowance associated with its wholly-owned Canadian subsidiary. The Company believes that the deferred tax assets for Canada are now realizable on a more likely than not basis and has accordingly reversed the valuation allowance.

During fiscal 2006 the Company filed for and received approval from the Internal Revenue Service for a change in tax accounting method. The request was filed to correct our historic tax method of accounting for construction allowances and resulted in a cumulative taxable income adjustment of approximately $29.5 million related to income that had been previously deferred for tax purposes. This cumulative charge is allowed to be ratably recognized as taxable income over a four-year period commencing from fiscal 2006 pursuant to Internal Revenue Code Section 481(a). The Company recognized $7.4 million of the $29.5 million in fiscal 2006. The remaining $22.1 million of the 481(a) adjustment will be ratably recognized into taxable income over the next three years.

In November 2005, the FASB issued FASB Staff Position No. 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (“FSP 123R-3”). The Company has elected to adopt the alternative transition method for calculating the tax effects of share-based compensation pursuant to FAS 123R-3. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool related to the effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123R.

NOTE 6. COMMON STOCK

The Company is authorized to issue up to 60,000,000 shares of common stock, par value of $.0001 per share, and 5,000,000 shares of preferred stock, par value of $.0001 per share.

At February 3, 2007, the Company has reserved the following shares of common stock for issuance in connection with:

	Issuable upon conversion or exercise of outstanding securities	Available for future sales and grants	Total shares of common stock reserved
Stock options	6,460,403	2,333,877	8,794,280

NOTE 7. STOCK OPTION PLANS

Stock-Based Compensation Plans

In April 1998, the Company’s Board of Directors approved the 1998 Stock Incentive Plan (“1998 Plan”), which serves as the successor to the Company’s 1995 Stock Option Plan (“the Predecessor Plan”). The 1998 Plan is divided into five separate components: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program, (iii) the Salary Investment Option Grant Program, (iv) the Automatic Option Grant Program and (v) the Director Fee Option Grant Program. The Discretionary Option Grant Program and Stock Issuance Program are administered by the Compensation Committee. The Compensation Committee has the sole and exclusive authority to make grants to executive officers. The Compensation Committee also has concurrent authority under the Discretionary Option Grant Program with a Secondary Committee of the Board of Directors. The Secondary Committee has discretionary authority to make grants to eligible individuals other than executive officers pursuant to guidelines issued from time to time by the Board of Directors. Neither the Salary Investment Option Grant Program nor the Director Fee Option Grant Program is currently in use by the Company.

Under the 1998 Plan, the Company originally authorized the Board of Directors to grant options of shares of common stock to key employees, directors and consultants to purchase an aggregate of 3,287,662 shares of common stock. Such share reserve consists of (i) the number of shares available for issuance under the Predecessor Plan on June 19, 1998, including the shares subject to outstanding options, and (ii) an additional increase of 980,000 shares. In addition, the number of shares of common stock reserved for issuance under the 1998 Plan will automatically be increased on the first trading day of each calendar year, beginning in calendar year 2000, by an amount equal to the lesser of (i) three percent of the total number of shares of common stock outstanding on the last trading day of the preceding calendar year or (ii) 966,202 shares. On January 2, 2006, January 2, 2005 and January 2, 2004, the Company added 966,202 shares, 966,202 shares and 966,202 shares, respectively, to the 1998 Plan in accordance with the automatic increase provisions. Additionally, in July 2001, the Company’s stockholders approved an increase of 1,000,000 shares of common stock under the 1998 Plan, as well as various other amendments to the 1998 Plan. In no event, however, may any one participant in the 1998 Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,000,000 shares of common stock in the aggregate per calendar year.

For all options granted under the Discretionary Option Grant Program, the vesting, exercise prices and other terms of the options are fixed by the Compensation Committee or Secondary Committee, as applicable. Under the Discretionary Option Grant Program and the Automatic Option Grant Program, both incentive stock options and non-statutory stock options are granted at exercise prices not less than 100% of the fair market value on the date of grant. Under the Salary Investment Option Grant Program and the Director Fee Option Grant Program, the non-statutory stock options are granted at exercise prices not less than 33 1 / 3 % of the fair market value on the date of grant. These options generally expire ten years from the date of grant and vest ratably either over a one-year period, three-year period or four-year period. The plan administrator shall have the discretion to grant options which are exercisable for unvested shares of common stock. If any such options are exercised before becoming vested, the holder cannot sell or transfer the shares received upon exercise until such shares have vested. If the holder leaves the Company before such shares are fully vested, the Company has the right to repurchase such unvested shares at the holder’s original exercise price.

In May 2001, the Company’s Board of Directors adopted a stock option program (the “Program”) outside of the Company’s 1998 Plan pursuant to which options exercisable for up to 1,000,000 shares of common stock may be granted. Under the Program, the Board of Directors authorized a special purpose committee of the Board of Directors to administer the Program. The special purpose committee was authorized to make non-statutory stock option grants to individuals as inducements to enter employment with the Company or, to the extent otherwise allowed under Nasdaq rules, as inducements to continue their employment with the Company, provided that in either case the terms of such grants were substantially similar to the terms of the stock option grants made pursuant to the 1998 Plan. However, the special purpose committee was not authorized to grant an option to acquire more than 50,000 shares to any one individual. Additionally, under the Program, options were allowed to be granted with an exercise price below the market price on The Nasdaq Global Market on the date of grant, provided the special purpose committee first obtained approval of such grants from either the Board of Directors or the Compensation Committee. In no event was any option to have an exercise price less than $2.00 per share. Vesting, exercise prices and other terms of the options were fixed by the special committee. Generally, options vest in one-fourth increments over a four-year period and have a term of not more than ten years from the grant date. The Board of Directors or the Compensation Committee could, in either’s sole discretion and at any time, restrict or withdraw from the special purpose committee, as to any particular matters or categories of matters, the authority to make any or particular option grants under the Program. All options have contractual lives of ten (10) years.

A summary of all stock option activity is set forth below:

	Number Of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (Dollars in thousands)	Weighted Average Remaining Contractual Term
Options outstanding at January 31, 2004	4,349,992	$5.98
Granted with exercise price at fair value (weighted average fair value of $4.93)	3,403,216	5.80
Exercised	(210,606)	3.35
Canceled	(1,153,492)	6.03

Options outstanding at January 29, 2005	6,389,110	$5.97
Granted with exercise price at fair value (weighted average fair value of $3.69)	1,675,443	6.42
Exercised	(418,262)	3.88
Canceled	(950,133)	7.81

Options outstanding at January 28, 2006	6,696,158	5.95
Granted with exercise price at fair value (weighted average fair value of $4.12)	2,008,916	6.84
Exercised	(977,659)	4.97
Canceled	(1,267,012)	6.34

Options outstanding at February 3, 2007	6,460,403	$6.30	$8,408	7.08

Options vested at January 29, 2005	2,313,263	$6.65

Options vested at January 28, 2006	2,720,900	$6.11

Options vested and expected to vest at February 3, 2007	4,911,189	$6.21	$7,310	6.65

Options exercisable at February 3, 2007	2,818,151	$6.15	$5,062	5.73

Options available for future grant at February 3, 2007	2,333,877

The total intrinsic value of options exercised was $2.5 million in fiscal 2006, $1.3 million in fiscal 2005 and $0.6 million in fiscal 2004. As of February 3, 2007, there was $3.0 million of unrecognized compensation cost related to stock options granted under the company’s stock option plans. The unrecognized compensation cost is expected to be recognized over a weighted-average remaining vesting period of 1.36 years.

Additional information regarding options outstanding as of February 3, 2007 is as follows:

	Options Exercisable		Options Outstanding
	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average remaining contractual life	Weighted average exercise price
Range of per-share exercise prices:
$ 0.32 — $ 4.50	891,642	$3.18	1,291,775	5.79	$3.46
$ 4.57 — $ 6.00	752,875	5.39	1,404,021	7.04	5.40
$ 6.01 — $ 6.69	323,968	6.21	1,307,166	7.37	6.24
$ 6.80 — $ 7.87	249,578	7.52	1,369,228	8.57	7.02
$ 7.95 — 22.00	600,088	10.91	1,088,213	6.42	9.99

	2,818,151	6.15	6,460,403	7.08	6.30

Employee Stock Purchase Plan

In April 1998, the Company’s Board of Directors adopted the 1998 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan was designed to allow eligible employees, based on specified length of service requirements, of the Company and participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan. A reserve of 475,000 shares of common stock was established for this purpose. During fiscal 2002, employees purchased approximately 140,967 shares of the Company’s common stock under the Purchase Plan at a weighted average per share price of $2.20. The Board of Directors suspended the Purchase Plan on August 30, 2002. Therefore, no shares are presently available for future issuance under the Purchase Plan.

NOTE 8. EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan for its employees who meet certain service and age requirements. Participants may contribute up to 50% of their salaries to a maximum of $15,500 and $15,000, for calendar years 2007 and 2006, respectively. The Company matches 50% of the employees’ contribution up to a maximum of 3% of their base salary. The Company contributed approximately $510,000, $429,000, and $353,000 in fiscal 2006, 2005 and 2004, respectively.

NOTE 9. RELATED PARTY TRANSACTIONS

In connection with his prior employment with the Company, Jason Camp, former Senior Vice President of the Company, was asked to relocate to California in 2001. As part of his relocation package, the Company made a full recourse loan to Mr. Camp in the principal amount of $200,000. The interest on the outstanding principal amount of the loan was 8.0% per annum, compounded annually, and the entire amount of interest and all outstanding principal was due and payable on August 15, 2006, if not earlier pre-paid in full with interest. Mr. Camp paid in full the entire amount of accrued interest and outstanding principal in accordance with the terms of this loan agreement during fiscal 2006 in connection with his departure from the Company. Mr. Camp’s father is Robert E. Camp, a member of the Company’s board of directors.

The Company leases one of its properties from the previous owner and current employee of Michaels. Annual payments made in fiscal 2006, 2005 and 2004 were $456,000 per year.

NOTE 10. COMMITMENTS AND CONTINGENCIES

The Company is a party from time to time to various legal claims, actions and complaints. Although the ultimate resolution of legal proceedings cannot be predicted with certainty, management of the Company currently believes that disposition of any such matters will not have a material adverse effect on the Company’s consolidated financial statements.

NOTE 11. SEGMENT REPORTING

The Company classifies its business into two reportable segments:

•	Stores—the Stores segment includes retail stores, outlet stores and warehouse sale events.

•	Direct-to-Customer—the Direct-to-Customer segment includes the catalog and Internet business (including Brocade Home) and store orders fulfilled by the direct-to-customer distribution center.

The unallocated category includes all distribution center, call center and headquarters costs. Distribution center, call center and headquarters costs are considered support costs and are not included as part of segment profitability.

The Company also has a wholly-owned furniture manufacturing company, Michaels, located in Sacramento, California. Michaels’ revenue is recorded as either Stores revenue or Direct-to-Customer revenue based on the channel in which the sale was initiated.

Segment revenues for all periods presented are based on the origin of distribution center fulfillment. Management decisions on resource allocation and performance assessment are made based on these two identifiable reportable segments. The Company evaluates performance and allocates resources based on results from operations, which excludes certain unallocated costs. Certain segment information, including segment assets, asset expenditures and related depreciation expense, is not presented as all of the Company’s assets support our multi-channel retailing platform strategy.

Financial information for the Company’s business segments is as follows:

	Fiscal Year
	2006	2005	2004
	(Dollars in thousands)
Net revenue:
Stores	$469,185	$421,666	$406,833
Direct-to-customer	243,625	159,991	118,990

Consolidated net revenue	$712,810	$581,657	$525,823

Income (loss) from operations:
Retail	77,341	58,840	55,503
Direct-to-customer	47,078	30,314	21,768
Unallocated	(113,791)	(88,210)	(73,195)

Consolidated income (loss) from operations	$10,628	$944	$4,076

NOTE 12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial information for fiscal 2006 and 2005 is as follows:

Fiscal year ended February 3, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per share amounts)
Net revenue	$133,380	$179,343	$157,073	$243,014
Cost of revenue and occupancy	88,495	120,098	103,232	151,280

Gross profit	44,885	59,245	53,841	91,734
Selling, general and administrative expense	48,353	57,138	57,545	76,041

Income (loss) from operations	(3,468)	2,107	(3,704)	15,693

Interest expense, net	(1,424)	(1,739)	(2,119)	(1,951)

Income (loss) before income taxes	(4,892)	368	(5,823)	13,742
Income tax (expense) benefit	(21)	(132)	115	(105)

Net (loss) income	$(4,913)	$236	$(5,708)	$13,637

Net (loss) income per share:
Basic (1)	$(0.13)	$0.01	$(0.15)	$0.35
Diluted (2)	$(0.13)	$0.01	$(0.15)	$0.34

Fiscal year ended January 28, 2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per share amounts)
Net revenue	$117,465	$144,781	$128,402	$191,009
Cost of revenue and occupancy	81,823	101,507	84,033	116,881

Gross profit	35,642	43,274	44,369	74,128
Selling, general and administrative expense	39,986	46,437	50,302	59,744

(Loss) income from operations	(4,344)	(3,163)	(5,933)	14,384

Interest expense, net	(825)	(834)	(1,164)	(1,227)

(Loss) income before income taxes	(5,169)	(3,997)	(7,097)	13,157
Income tax benefit (expense) (3)	2,056	1,535	2,887	(32,679)

Net loss	$(3,113)	$(2,462)	$(4,210)	$(19,522)

Net loss per share:
Basic (1)	$(0.09)	$(0.07)	$(0.11)	$(0.52)
Diluted	$(0.09)	$(0.07)	$(0.11)	$(0.52)

(1)	Basic net income (loss) per share is calculated for interim periods including the effect of stock options exercised in prior interim periods. Basic net income (loss) per share for the fiscal year is calculated using weighted shares outstanding based on the date stock options were exercised. Therefore, basic net income (loss) per share for the cumulative four quarters may not equal the fiscal year basic net income (loss) per share amount.

(2)	Diluted net income per share for the fiscal year and for interim periods with net income is computed based on the weighted average common shares outstanding, which include potentially dilutive common stock equivalents. Interim periods with net losses were computed based solely on weighted average common shares outstanding. Therefore, the net income (loss) per share for the cumulative four quarters do not equal the net income (loss) per share for the full fiscal year.

(3)	Fourth quarter fiscal 2005 income tax expense includes a full valuation allowance against net deferred tax assets, net of $27.9 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Restoration Hardware, Inc.

Corte Madera, California

We have audited the accompanying consolidated balance sheets of Restoration Hardware, Inc. and subsidiaries (the “Company”) as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended February 3, 2007. We also have audited management’s assessment, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting”, that the Company maintained effective internal control over financial reporting as of February 3, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Restoration Hardware, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006, and the results of their operations and their cash flows for each of the three years in the period ended February 3, 2007, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of February 3, 2007, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 3, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments,” effective January 29, 2006.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
April 11, 2007 (February 14, 2008 as to Note 11)